EXHIBIT 99.1

[FLORIDA BANKS LOGO]	News

CONTACTS:	Charles E. Hughes, Jr. President and CEO Direct — 904/332-7777 E-mail chughes@flbk.com	T. Edwin Stinson, Jr. Chief Financial Officer Direct — 904/332-7772 E-mail estinson@flbk.com

FLORIDA BANKS REPORTS RECORD FOURTH QUARTER, FULL YEAR EARNINGS

COMPANY SEES CONTINUATION OF HIGHER EARNINGS TRENDS IN 2004

JACKSONVILLE, Fla. (January 20, 2004) — Florida Banks, Inc. (NASDAQ: FLBK) today reported results for its fourth quarter and year ended December 31, 2003.

     For the fourth quarter ended December 31, 2003, net income applicable to common shares increased 132% to $1.3 million or $0.17 per diluted share from $544,000 or $0.08 per diluted share in the same period last year. For the year ended December 31, 2003, net income applicable to common shares increased 232% to $4.4 million or $0.62 per diluted share from $1.3 million or $0.20 per diluted share for the prior-year period.

     Net interest income after provision for loan losses increased 57% to $6.6 million for the fourth quarter of 2003 from $4.2 million for the fourth quarter of 2002. The provision for loan losses for the fourth quarter of 2003 declined 47% to $484,000 versus $919,000 in the prior-year period. For 2003, net interest income after provision for loan losses increased 46% to $23.8 million from $16.3 million for the prior year. The provision for loan losses for 2003 period was $2.9 million, down 3% from $3.0 million in 2002.

     Commenting on the announcement, Charles E. Hughes, Jr., President and Chief Executive Officer of Florida Banks, said, “Throughout the past year, Florida Banks has demonstrated solid momentum in its financial results, and we are pleased to note that those strong trends continued in the fourth quarter as the Company’s earnings per share rose threefold over 2002. This ongoing growth in 2003, which exceeded our expectations for the year, now has translated into three straight years in which earnings have increased 100% or more.

     “Our commercial banking strategy, which focuses on many of the fastest growing markets in one of the nation’s most rapidly growing states, remains the principal engine that is driving this earnings expansion,” he stated. “We have continued to witness strong loan demand that reflects our growing market penetration, along with steady improvements in our net interest margin during 2003. Additionally, we have worked hard to maintain sound loan quality and keep non-performing assets at a minimal level. At the same time, we are gratified that our efforts to augment Florida Bank’s growth by developing new sources of noninterest income, particularly with respect to our wholesale mortgage division, have continued to pay off. This has helped us diversify our revenues further and has lifted the percentage of noninterest income to total revenue (interest income plus noninterest income) to a level comparable with our peers.

-MORE-

FLBK Announces Year-end 2003 Results

January 20, 2004

     “While these complementary growth strategies helped produce record results again in 2003, adding balance and stability to our operations, they have much to say about our future as well, providing an indication of what Florida Banks may achieve in the year ahead,” Hughes added. “In 2004, we think both sides of our business will continue to develop, but our core commercial banking operations in particular will experience growth based on the improving outlook for net interest margins. In addition, we will look at opportunities to expand our operations in existing and new markets, where conditions are consistent with our long-range expansion plans. We also expect continued contributions from our wholesale mortgage division, yet at a more moderate pace versus the exceptional market conditions we witnessed last year. Together, we think these compatible strategies will help produce another solid year, driving forecasted earnings up more than 25% to approximately $0.78 per share in 2004.”

     At December 31, 2003, Florida Banks had $943.8 million in total assets, representing an increase of 25% from total assets of $756.1 million at December 31, 2002. Net loans at December 31, 2003, were $681.5 million, representing an increase of 25% from net loans of $543.2 million at December 31, 2002. Loans held for sale totaled $66.5 million at December 31, 2003, up 22% from $54.7 million at December 31, 2002.

     Non-performing loans, less those subject to government guarantees, plus other real estate owned totaled $4.4 million at December 31, 2003, or 0.63% of period-ending loans and other real estate. This compared with $2.0 million or 0.37% at December 31, 2002.

     The Company has continued to fund its loan growth primarily through increased deposits, along with repurchase agreements and other borrowings. At December 31, 2003, deposits totaled $796.6 million, up 20% from $664.9 million at December 31, 2002.

     A public, listen-only simulcast and replay of Florida Bank’s fourth quarter conference call will begin at 11:00 a. m. Eastern Time tomorrow (January 21, 2004) and may be accessed with appropriate software at the Company’s web site (www.flbk.com). Access to the conference call is also available by dialing 1-800-406-5345 if Internet access is unavailable. A replay of this call will be available using these same links beginning at approximately 2:00 p.m. tomorrow and continuing through February 21, 2004.

     Florida Banks, Inc. is a Jacksonville-based holding company for a statewide community banking system in many of Florida’s largest and fastest-growing markets. The Company’s community banking approach emphasizes responsive and personalized service to its customers at a level normally reserved for only the very best customers of large banks. Local banking affiliates of Florida Banks, Inc. offer a range of traditional banking products and services to small and medium-sized businesses and professionals. Florida Banks, Inc. also provides personal banking services for the owners and executives of those businesses. The Company operates full-service banking offices in Tampa, Jacksonville, Alachua County (Gainesville), Broward County (Ft. Lauderdale), Pinellas County (St. Petersburg/Clearwater/Largo), Marion County (Ocala), and West Palm Beach.

     Financial information contained in this News Release is derived from the unaudited Condensed Balance Sheets and unaudited Condensed Statements of Operations for the indicated periods. Percentage changes are calculated on the actual amount of the change and dollar amounts are rounded for presentation purposes. Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to financial results and plans for future business development activities, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, general economic conditions, competition, interest rate sensitivity, exposure to regulatory and legislative changes and other uncertainties detailed from time to time in the Company’s Securities and Exchange Commission filings.

Exhibit 99.1

FLORIDA BANKS, INC.

Summary Financial Highlights (Unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,

	2003	2002	2003	2002

Net interest income	$7,121	$5,135	$26,748	$19,343
Provision for loan losses	483	919	2,936	3,026

Net interest income after provision for loan losses	6,638	4,216	23,812	16,317
Noninterest income	3,423	2,179	15,603	4,040
Noninterest expenses	8,002	5,523	32,269	18,005

Income before provision for income taxes	2,059	872	7,146	2,352
Provision for income taxes	738	328	2,490	885

Income before preferred stock dividends	$1,321	$544	$4,656	$1,467
Preferred stock dividends	(63)	—	(250)	(140)

Net income applicable to common shares	$1,258	$544	$4,406	$1,327

Earnings per share:
Basic	$0.18	$0.08	$0.65	$0.21

Diluted	$0.17	$0.08	$0.62	$0.20

Weighted average shares:
Basic	6,822,427	6,768,362	6,800,776	6,442,022

Diluted	7,220,012	6,862,892	7,064,886	6,531,619

Net interest rate spread	2.88%	2.63%	2.85%	2.76%
Net interest margin	3.19%	3.14%	3.17%	3.33%
Noninterest expense ratio	1.45%	1.26%	2.37%	0.66%
Overhead ratio	3.40%	3.20%	4.84%	2.95%
Return on average assets	0.53%	0.31%	0.50%	0.22%
Return on average equity	8.74%	4.52%	7.98%	2.79%

	Dec. 31,	Dec. 31,
	2003	2002

Total assets	$943,791	$756,066
Loans held for investment, net	681,533	543,192
Deposits	796,613	664,910
Shareholders’ equity	57,794	52,964
Book value per common share (Basic)	7.72	7.09
Book value per common share (Diluted)	7.30	6.99

Financial information contained in this news release is derived from the unaudited Condensed Balance Sheets and unaudited Condensed Statements of Operations for the indicated periods. Percentage changes are calculated on the actual amount of the change and dollar amounts are rounded for presentation purposes. For complete quarterly financial statements, click here: http://www.irinfo.com/flbk/4q03fs.pdf.